EXHIBIT 10.25

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 01, 2004 (the “Effective Date”), between TOUSA Associates Services Company, a Delaware corporation (the “Employer”) and John Kraynick, an individual (the “Employee”).

Agreement

     In consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Definitions. Capitalized terms shall have the meanings defined in this Agreement or on Exhibits A and B attached hereto unless the context otherwise requires. Exhibits A and B are incorporated herein by this reference.

2. Employment Term and Duties.

     2.1 Employment Term. The Employer employs the Employee, and the Employee accepts employment by the Employer, on the terms and conditions set forth in this Agreement and for the period of time set forth in Exhibit B (the “Employment Period”), which Employment Period shall be the term of this Agreement. This Agreement shall automatically be renewed on the same terms and conditions for successive one (1) year periods thereafter, each considered to be extensions of the initial Employment Period, unless either Employer or Employee provides written notice to the other of its or his election not to renew, such written notice to be provided at least six (6) months prior to the expiration of the then applicable Employment Period.

     2.2 Duties.

          (a) The Employee will serve in the position set forth on Exhibit B. The Employee will devote his full business time, attention, skill, and energy exclusively to the business of the Employer and its Affiliates, will use his best efforts to promote the success of the Employer’s business and of the business of its Affiliates, and will cooperate fully with the senior management of the Employer and its Affiliates in the advancement of the best interests of the Employer and its Affiliates.

          (b) With the prior written consent of the CEO of the Technical Olympic USA, Inc. (the “CEO”), which consent may be revoked by the CEO at any time and for any reason, the Employee may engage in the following activities during the Employment Period so long as such activities do not, in the sole judgment of the CEO, interfere or conflict with Employee’s duties to Employer as set forth in Section 2.2(a) above: (i) serve on corporate, civic, religious, educational, and/or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends, or similar forms of compensation; and (iii) manage his personal investments, provided that such investments do not conflict with the Employee’s duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his duties as such officer or director without additional compensation. Upon termination of this Agreement for any reason, the Employee automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he is an officer or director, if any.

     2.3 Location. The Employee’s primary place of employment hereunder shall be as set forth in Exhibit B.

3. Compensation and Benefits. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee to the Employer and its Affiliates in all capacities.

     3.1 Base Salary. During the term of this Agreement, the Employee will be paid an annual salary as set forth on Exhibit B (“Base Salary”), payable in periodic installments according to the Employer’s customary payroll practices.

     3.2 Benefits. The Employee (and the Employee’s spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program, or fringe benefit made available to other similarly situated employees that may be in effect from time to time, subject to the Employee (and the Employee’s spouse and dependents, where applicable) meeting the eligibility requirements under the terms of each of those plans (collectively, the “Benefits”). However, the Employer may modify or terminate any employee benefit plan at any time and in the Employer’s sole discretion, so long as such modification or termination equally affects all of the Employer’s similarly situated employees.

     3.3 Annual Bonus. During the term of this Agreement, the Employee shall be eligible to participate in an annual bonus plan. The bonus plan and any amounts payable thereunder may take into consideration personal performance and contribution, operational and financial results, and other achievements attributable to Employee’s accomplishments. Employee’s participation in and compensation pursuant to such plan will be consistent with the participation of similarly situated employees and shall in any event be subject to the approval of the Board of Directors or relevant Board Committee of Technical Olympic USA, Inc. The annual bonus plan applicable to Employee is as described on Exhibit B.

     3.4 Business Expenses. In accordance with the rules and policies that the Employer may establish from time to time, the Employer shall reimburse the Employee for business expenses reasonably incurred by him in the performance of his duties hereunder.

     3.5 Vacation. The Employee shall be entitled to four (4) weeks vacation per calendar year (prorated for less than a full year). Unused vacation time not to exceed an aggregate of two (2) weeks for all prior years may be accumulated or carried over from year to year. The Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

     3.6 Car Allowance. During the Employment Period, the Employee shall be paid a car allowance as set forth in Exhibit B.

     3.7 Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office, furnishings, other appointments, and secretarial or other assistants as reasonably necessary to perform the Employee’s duties and obligations as set forth herein and comparable to other similarly situated employees of the Employer and its Affiliates

4. Termination.

     4.1 Death; Disability. This Agreement will terminate automatically upon the death or Disability of the Employee.

     4.2 Termination Notice. Any termination of the Employee’s employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated. The date of the Employee’s termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein. If a termination is being effected by the Employee, such date shall not be less than six (6) months from the date the written notice is given to the Employer (the “Required Notice”). Failure to provide the Required Notice shall be deemed a breach of this Agreement by the Employee for which the Employee will be liable to the Employer as provided herein and for any damages caused by such breach.

     4.3 Termination Pay. Upon termination of the Employee’s employment, the Employer will be obligated to pay or provide the Employee or the Employee’s estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3 and, if applicable, in Section 5.3 hereof.

          (a) Termination by the Employer for Cause; Resignation of the Employee without Good Reason or Required Notice. If (i) the Employer terminates the Employee’s employment for Cause; (ii) the Employee terminates his employment for any reason other than Good Reason; or (iii) the Employee terminates his employment for any reason without the Required Notice, the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable to Employee within thirty (30) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

          (b) Termination due to Disability or upon Death. If the Employee’s employment is terminated due to Disability or upon the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to receive from the Employer the sum of the following, payable to Employee or Employee’s legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations and (ii) the Pro-Rata Bonus.

          (c) Termination by the Employee due to Good Reason or by the Employer without Cause. If the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive from the Employer the following, payable to Employee within thirty (30) Business Days after the date of termination: (i) the Termination Payment and (ii) if the Employee timely elects continuation coverage under the Employer’s group health plan, an amount equal to the monthly premium charge for such coverage, for the lesser of the then remaining term of the Employment Period or the period of such continued health coverage, at the active employee premium rate for similar coverage.

     4.4 Release and Waiver. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer a general release, signed and in a form acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees, and agents from any and all claims of any kind that the Employee may have arising out of the Employee’s relationship with the Employer or any of its Affiliates or the termination of employment, but excluding any claims arising under this Agreement, and such release has become irrevocable.

5. Non-Competition and Non-Interference.

     5.1 Acknowledgements. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill, and other business interests of the Employer and its Affiliates.

     5.2 Covenants of the Employee. The Employee covenants that he will not, directly or indirectly:

          (a) during the Non-Compete Period, without the express prior written consent of the Board of Directors of the Employer, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor, or trustee of any corporation, partnership, proprietorship, joint venture, association, or any other entity of any nature, engage, directly or indirectly, in the Business in (i) in any county in any state, or any county contiguous with a county, in which the Employer or any of its Affiliates is conducting Business activities or has conducted Business activities in the prior twelve (12) months, and (ii) any county in which the Employer or any of its Affiliates is conducting other Business; provided, however, that the Employee may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

          (b) whether for the Employee’s own account or for the account of any other person at any time during his employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Employer or its Affiliates, whether or not the Employee had personal contact with such person or entity during the Employee’s employment with the Employer;

          (c) whether for the Employee’s own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his or her employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate; or

          (d) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee;

provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) of this Section 5.2 shall not apply if the Employee’s employment is terminated pursuant to Section 4.3(c) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

     5.3 Covenants of the Employer. The Employer covenants and agrees that, during the Non-Compete Period, the following provisions shall apply:

          (a) if the Employee’s employment is terminated due to the death or Disability of the Employee, for Cause by the Employer, or by the Employee without having provided the Required Notice, no additional compensation shall be payable or Benefits provided to the Employee during the Non-Compete Period except as specifically provided for in Section 4.3 hereof.

          (b) In addition to the compensation payable or Benefits to be provided to the Employee as provided in Section 4.3 hereof, if the Employee’s employment is terminated for any reason other than as set forth in Section 5.3(a) hereof, the Employer shall continue to (i) pay to the Employee during the Non-Compete Period the Base Salary as provided herein and (ii) provide all the Benefits to the Employee (and the Employee’s spouse and dependents, as applicable) that the Employer would have provided pursuant to this Agreement, in both cases as if the Employee remained employed by the Employer during the Non-Compete Period, unless the Employer is prohibited from providing any such Benefits pursuant to applicable law.

          (c) Notwithstanding the foregoing provisions of this Section 5.3, (i) the Employer may pay to the Employee the cash equivalent of any Benefit that the Employer is otherwise obligated to provide the Employee in lieu of providing such Benefit, and (ii) the Employer shall have the right, at any time, to release the Employee from the covenants contained in this Section 5, at which time the Employee’s right to receive and the Employer’s obligation to make any payments under this Section 5.3 shall terminate upon the payments by the Employer to the Employee of all amounts due under this Section 5.3 up to and including the date of such release.

6. Non-Disclosure Covenant

     6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its Affiliates and their business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

     6.2 Covenants of the Employee. The Employee covenants as follows:

          (a) Confidentiality. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors of the Employer or the CEO of Technical Olympic USA, Inc.; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose Confidential Information, the Employee agrees that he will (i) immediately provide the Employer and its Affiliates which may be affected by such request(s) with written notice of the existence, terms, and circumstances, surrounding such request(s) so that the Employer or its respective Affiliates may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer and its Affiliates which may be affected by such requests in their efforts to decline, resist, or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

          (b) Trade Secrets. Any and all trade secrets of the Employer and its Affiliates will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer or any of its Affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer or any of its Affiliates submit proof of the economic value of any trade secret or post a bond or other security.

          (c) Removal. The Employee will not remove from the premises of the Employer or of any of its Affiliates (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except otherwise specifically authorized by the Employer or its applicable Affiliate) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or to any of its Affiliates or used in the business of the Employer or of any of its Affiliates (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer or of its applicable Affiliate. Upon termination of his employment, or upon the request of the Employer or of any of its Affiliates during the Employment Period, the Employee will return to the Employer or to its applicable Affiliate all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

          (d) Development of Intellectual Property. Any and all writings, inventions, improvements, plans, designs, architectural work papers, drawings, processes, procedures, and/or techniques (“Intellectual Property”) which the Employee (i) made, conceived, discovered, or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer whether pursuant to this Agreement or otherwise, whether or not during working hours, and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer or of its applicable Affiliate. The Employee shall make full disclosure to the Employer of all such Intellectual Property and shall do everything necessary or desirable to vest the absolute title thereto in the Employer or in its applicable Affiliate. The Employee shall write and prepare all specifications and procedures regarding such Intellectual Property and otherwise aid and assist the Employer or its applicable Affiliate so that the Employer or its Affiliate can prepare and present applications for copyright, patent, or trademark protection therefor and can secure such copyright, patent, or trademark wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyrights, patents, or trademarks so that the Employer or its applicable Affiliate shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent, or trademark protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Property.

7. General Provisions of Sections 5 and 6.

     7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer or any of its Affiliates as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer or to any of its Affiliates for such a breach may be an inadequate remedy. Consequently, the Employer or its applicable Affiliate will have the right, in addition to all other rights, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement that the Employer or any of its Affiliates secure or post any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the rights of the Employer or of any of its Affiliates under this Section 7 or any other remedies available to the Employer or its Affiliates, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

     7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below.

8. General Provisions.

     8.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest, and all other liabilities incurred or paid by the Employee in connection with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee, or agent of the Employer or its Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer or any of its Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

     8.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right or privilege under this Agreement will operate as a waiver of such right or privilege, and no single or partial exercise of any such right or privilege will preclude any other or further exercise of any right or privilege. To the maximum extent permitted by applicable law, any claim or right arising out of this Agreement may only be discharged by a waiver or renunciation of the claim or right in writing signed by the other party.

     8.3 Successors.

          (a) This Agreement is personal to the Employee and without the prior written consent of the Employer shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

          (c) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     8.4 Notices. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to the Employer:

TOUSA Associates Services Company 4000 Hollywood Blvd., Suite 500-N Hollywood, FL 33021 Attn: Clint Ooten, President Facsimile No.: (954) 364-4038

     With a copy to Patricia Petersen, General Counsel of Technical Olympic USA, Inc., at the same address.

     If to the Employee:

John Kraynick 9046 Winding Woods Drive Lake Worth, Florida 33467

     8.5 Entire Agreement; Supersedure. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

     8.6 Governing Law; Submission to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.

     8.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

     8.8 Tax Withholding and Reporting. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

     8.9 Amendments and Waivers. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Employee and the President of the Employer, subject to authorization of the Board of

Directors of Technical Olympic USA, Inc. Any waiver by either party hereto shall be specific to the event and shall not be deemed a waiver of any other event.

     8.10 Survival. The provision of provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

     8.11 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

TOUSA Associates Services Company

By: /s/ Clint Ooten	/s/ John Kraynick

Name: Clint Ooten Title: President	John Kraynick

Exhibit A

Definitions

“Accrued Obligations” means, at the relevant date, the sum of the following: (i) the Employee’s earned or accrued, but unpaid, Base Salary through the date of termination of the Employee’s employment; (ii) any Bonus earned or accrued and vested, but unpaid (together with accrued interest or earnings credited thereon); (iii) the economic value of any of the Employee’s accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.

“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse, or issue of the Employee, including persons in an adopted or step relationship.

“Business” means the business of developing land for, and the design, construction, promotion, marketing, and sale of, single-family residences, townhouses, and condominiums.

“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized in Hollywood, Florida.

“Cause” means:

     (a) an act of fraud, misappropriation, or personal dishonesty taken by the Employee and intended to result in the personal enrichment of the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct that is or reasonably could be injurious to the Employer or any of its Affiliates;

     (b) the material violation by the Employee of any obligation of the Employee under this Agreement, including but not limited to, the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Employer or its Affiliates (other than such failure resulting from incapacity due to physical or mental illness) which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by the Board of Directors of the Employer or the CEO of Technical Olympic USA, Inc. which specifically identifies the manner in which the Board of Directors or the CEO believes that the Employee has not substantially performed the Employee’s duties or violated an obligation under this Agreement;

     (c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude; or

     (d) a material violation of any express direction of the Board of Directors or the CEO of Technical Olympic USA, Inc., or supervisor of the Employee or a material violation of any rule, regulation, policy or plan established or approved by the Board of Directors or the CEO of Technical Olympic USA, Inc. from time to time regarding the conduct of the Employer’s employees and/or its business, which violation is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from the Employer of such failure.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

     (a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

     (b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure, directly or indirectly, by the Employee or an Affiliate of the Employee.

“Disability” means the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors of the Employer upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

“Employment Period” means the term of the Employee’s employment under this Agreement.

“Fiscal Year” means the fiscal year of Employer.

“Good Reason” means:

     (a) that without the Employee’s prior written consent and in the absence of Cause, one or more of the following events occur:

          (i) any materially adverse change in the Employee’s authority, duties, or responsibilities as set forth in Section 2 or any assignment to the Employee of duties and responsibilities materially and substantially inconsistent with those normally associated with such position;

          (ii) the Employer requiring the Employee to be primarily based at any office more than fifty (50) miles outside the metropolitan area of the Location as set forth in Exhibit B, excluding travel reasonably required in the performance of the Employee’s responsibilities;

          (iii) any failure by the Employer to comply with and satisfy Section 8.3(c) of this Agreement; or

          (iv) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer and the CEO of the Employer by the Employee which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer’s duties or violated an obligation under this Agreement; and

     (b) within sixty (60) Business Days learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the CEO of the Employer; provided, however, that the events set forth in subparagraphs (a)(i, ii or iii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Employee’s learning of such event, the Employee gives written notice of the event to the Employer and the

Employer fails to remedy such event within thirty (30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

“Non-Compete Period” means the period beginning on the Effective Date and ending on the first anniversary of the Employee’s termination of employment with the Employer.

“Pro Rata Bonus” shall mean a Bonus pro rated for the year in which the Employee’s employment terminates for the year during which such termination occurs.

“Termination Payment” shall mean a lump sum payment in cash equal to the sum of the following: (A) an amount equal to the aggregate Base Salary (as it may be increased from time to time pursuant to this Agreement) that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period, (B) the Pro Rata Bonus, (C) an amount equal to the aggregate Bonus that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period (other than the year in which the Employee’s employment terminates), calculated by multiplying the highest Bonus paid to the Employee in the prior three (3) fiscal years by the number of years remaining in the Employment Period, (D) the Accrued Obligations, and (E) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.3(c) of this Agreement) to be provided to the Employee for the then remaining term of the Employment Period.

Exhibit B

Employment Agreement Terms For John Kraynick

1.	Employment Period. The Employment Period referenced in Section 2.1 of the Agreement shall be for a period of Two (2) years beginning on the Effective Date, unless terminated earlier in accordance with the provisions of Section 4.

2.	Position. The Employee will serve as Senior Vice-President of Land at TOUSA Homes, Inc., which entity is an affiliate of the Employer or shall be a wholly-owned subsidiary of the Employer. In this capacity, the Employee will have such duties and responsibilities as are reasonably consistent with such position or as may be assigned or delegated to the Employee from time to time by the CEO of the Employer or another executive or officer of the Employer identified by the CEO to the Employee.

3.	Location. The Employee’s primary place of employment hereunder shall be at the TOUSA corporate office in the greater Hollywood, Florida metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his obligations and duties to the Employer.

4.	Base Salary. Employee will be paid an annual salary of Four-Hundred Forty-Five Thousand Dollars ($445,000) beginning January 1, 2004, which Base Salary may be increased from time to time during the Employment Period

5.	Annual Bonus. For 2004, Employee is eligible to earn an annual bonus, subject to approval of the Board of Directors or relevant Board Committee, calculated as follows:

Bonus Equals 100% of Base

Average ROE (1)	Bonus Amount
0-6%	0%
6-9%	33%
9-12%	33%
12-15%	33%

In addition to the bonus noted above, the Employee is eligible to receive a Special Incentive Bonus not to exceed one times the Employee’s Base Salary. This incentive may be granted at the sole discretion of the CEO.

(1)	ROE is calculated by dividing the annual net income of Technical Olympic USA by the average of the total shareholders equity of Technical Olympic USA as of the beginning of the first day of the fiscal year and the end of each month of such fiscal year.

For 2005, the employee is eligible to earn an annual bonus subject to the approval of the Board of Directors or relevant Board Committee calculated as follows:

Bonus equals 150% of Base

In Addition and as defined previously, the Employee shall earn an additional 2005 bonus, subject to the approval of the Board of Directors or relevant Board Committee calculated as follows:

Bonus equals 50% of Base if the 1st Quarter of the 2005 annualized ROE (Return on Equity), as previously defined, exceeds 9% or if the 1st quarter ROE does not exceed 9%, then when the ROE exceeds 9% on a year to date basis and measured at each subsequent quarter end if necessary. This bonus will be paid by the 15th day of the month following the quarter in which it is earned.

6.	Car Allowance. During the Employment Period, the Employee shall be provided with the existing company owned vehicle (Lexus LS430) and the company shall pay for reasonable gas and maintenance expenses of the vehicle.

7.	Notices. Any notices to be given to Employee as set forth in Section 8.4 of the Agreement shall be to the address and facsimile number set forth below:

Initials:	/s/ JK John Kraynick /s/ CO Clint Ooten